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                                                                   Exhibit 10.13

(FTI PALLADIUM PARTNERS(TM) LOGO)                   FTI PALLADIUM PARTNERS
THE INTERIM MANAGEMENT PRACTICE                     333 West Wacker Drive
                                                    Suit 600
                                                    Chicago, IL 60606
                                                    312.759.8100 telephone
                                                    312.759.8119 facsimile
                                                    www.ftipalladiumpartners.com

July 5, 2007

Mr. Timothy J. Bernlohr
Director
WCI Steel, Inc.
999 Pine Avenue, SE
Warren, OH 44483-6528

Dear Mr. Bernlohr:

1.   INTRODUCTION

     This letter confirms the engagement of FTI Palladium Partners, a division of FTI Consulting, Inc. and its wholly owned subsidiaries (collectively referred as "FTI"), by WCI Steel, Inc. ("you," "your," "WCI" or the "Company") to provide certain employees to the Company to assist it with the services described below (the "Engagement"). This letter of engagement and the related supporting schedules constitute the engagement contract (the "Engagement Contract") pursuant to which such services will be provided.

2.   SCOPE OF SERVICES

     FTI will provide the following individuals to work with you, the Board of Directors, the management and employees of WCI and your team in connection with the services (the "Services") outlined below:

     - Michael Buenzow, will serve as the Interim President and Chief Executive Officer of the Company, reporting directly to the Board of Directors. He will be responsible for assuming complete overall responsibility for the day-to-day operations of the Company as well as the interim management and financial advisory services provided to the Company by FTI.

     - In order to successfully perform and execute the duties as Interim President and Chief Executive Officer, Michael Buenzow will be granted the authority to make necessary day-to-day management decisions without consultation with the Board. Michael Buenzow will be required to follow existing corporate protocol with respect to decisions or actions which require Board notification or approval as set forth in the Company's by-laws and resolutions and policies and procedures.

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     -    Michael Buenzow will not serve on the Company's Board of Directors, but will be entitled to attend and participate in all scheduled Board meetings, except for executive sessions thereof.

     - Michael Buenzow is expected to devote approximately 25-35 hours per week performing the Services. He anticipates spending on average 2-3 days per week at the Company's headquarters.

     - To the extent consented to by you in writing, other temporary employees (the "Temporary Employees") who will report directly to the Interim CEO and will be assisting the Interim CEO to perform the Services in a cost efficient manner.

     - Provide such other similar services as may be requested by the Board of Directors.

     We will keep you informed as to our staffing and will not add additional personnel to the assignment without first obtaining your prior written consent that such additional resources are required and do not duplicate the activities of other employees or professionals. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company's other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all additional personnel and will adjust the staffing level upwards or downwards as you direct. We agree that we will not replace any of the individuals assigned to this Engagement without your prior written consent.

          The Services may be performed by FTI or by any subsidiary of FTI, as FTI shall determine. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Prior to providing services hereunder, each Temporary Employee, FTI subsidiary, agent, independent contractor and employee thereof shall execute a confidentiality agreement similar to the Confidentiality Agreement (as defined in Section 4).

3.   NO ASSURANCE ON FINANCIAL DATA

          Because of the time and scope limitations implicit in this Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Temporary Employees are not being requested to perform an audit or to apply generally accepted auditing standards or procedures.

4.   PRIVILEGED AND CONFIDENTIAL INFORMATION AND WORK PRODUCT

     The Company acknowledges that all advice (written or oral) given by the Temporary Employees to the Company in connection with the Engagement is intended solely for the benefit and use of the Company (limited to the Board of Directors and management) and FTI understands that the Company has agreed to treat any advice received from us, whether orally or in writing, as confidential and, except as provided in this Engagement Contract, will not publish, distribute or disclose in any manner any advice developed by

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     or received from us without our prior written approval (except to the
     Company's respective officers, directors, employees, attorneys, advisors, owners, lenders, or prospective lenders and persons who have a need to know such information in order to perform services under this Engagement Contract). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the advice sought is required to be disclosed by law or by an order binding on the Company or us, issued by a court or other competent authority having jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal) provided however that the Company shall provide FTI with prompt written notice of such requirement, (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company's knowledge, owes no obligation of confidence with respect to such information.

     FTI agrees that all non-public, confidential or proprietary information ("Information") that is received by us from the Company or the Company's accountants or outside counsel in connection with this Engagement will be subject to a Confidentiality Agreement, (the "Confidentiality Agreement"), between FTI and the Company, and that FTI and its personnel who perform services pursuant to this Engagement Letter will be bound by the non-solicitation and non-compete provisions of the Confidentiality Agreement.

5.   FEES

     Fees in connection with this Engagement will be based upon the time incurred providing the Services, multiplied by our standard hourly rates, summarized as follows:

                                      Per Hour
                                     ----------
Senior Managing Directors            $615 - 675
Directors / Managing Directors        450 - 590
Associates / Consultants              225 - 420
Administrative / Paraprofessionals     95 - 180

     The hourly rate of Michael Buenzow is $625.

     Hourly rates are generally revised annually. We will notify you of any changes to our rates. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work provided that all work shall be provided in a workman-like manner.

     Our fee arrangements can be modified upon mutual written consent of both the Company and FTI. We will promptly notify the Board of Directors in the event a change in the scope of Services warrants a discussion regarding fees. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be

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     contingent on the results of such work provided that all work shall be provided in a workman-like manner.

     We will require a retainer (the "Retainer") of $50,000 upon the execution of this Engagement Contract. We will further submit to the Company bi-monthly invoices for services rendered and expenses incurred by additional temporary employees, which are due within 15 business days of receipt. Upon the conclusion of this Engagement, the Retainer either will be returned to the Company upon payment in full of all of our outstanding invoices or, in our sole discretion, applied to any outstanding invoice.

     In addition to the aforementioned hourly fees, FTI will bill for reasonable expenses which are likely to be incurred on your behalf during this Engagement, including, but not limited to, coach airfare, meals, hotel accommodations, telephone, industry research, duplicating and printing, etc. We will include in our invoices an administrative overhead charge of 4% of fees for costs, such as communication, office supplies, administrative assistants, etc., which costs are not already included in our hourly rates. Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable out of pocket expenses (including counsel fees) with respect thereto.

6.   CONFLICTS OF INTEREST

     Based on the list of interested parties (the "Potentially Interested Parties"), provided by you, we have undertaken a limited review of our records to determine FTI's professional relationships with the Company and the administrative agent. As you may be aware, the administrative agent and/or members of the lending group (or law firms of the administrative agent or the lending group members) regularly retain FTI. However, such representations are in matters unrelated to this Engagement. We also are retained by alternative capital sources on a periodic and continuing basis in matters unrelated to this Engagement.

     From the results of such review, we were not made aware of any conflicts of interest or additional relationships that we believe would preclude us from performing the Services. However, as you know, we are a large consulting firm with numerous offices throughout the United States. We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties. We will not knowingly accept an engagement that directly conflicts with this Engagement without the Company's prior written consent.

7.   LIMITATION OF LIABILITY

     The Company agrees to indemnify, hold harmless and defend FTI against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements,

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     as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which FTI is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the Engagement of FTI by the Company or any services rendered pursuant to such Engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from any indemnified person's bad faith, self dealing, gross negligence or willful misconduct. These indemnification provisions extend to the officers, directors, principals, members, managers, stockholders, employees, representatives, agents and counsel of FTI and shall survive the termination or expiration of the Engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy. The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expenses incurred in connection with successfully enforcing such indemnified person's rights under this Engagement Contract.

     In addition to the above indemnification, FTI personnel serving as Interim Officers of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company's by-laws, certificate of incorporation, by contract or otherwise.

     The Company agrees that it will specifically include and cover Michael Buenzow (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an Interim Officer of the Company) under the Company's policies for directors' and officers' insurance. The Company agrees to also maintain insurance coverage for Michael Buenzow for a period of not less than two (2) years following the date of termination of such employee's services hereunder. In the event that the Company is unable to include FTI employees serving as employees or officers of the Company under the Company's policies, it is agreed that FTI will attempt to purchase a separate directors' and officers' policy providing coverage similar to the coverage provided to the Company's other directors and officers that will cover FTI's employees serving as employees or officers of the Company only and that the cost of the same shall be invoiced to the Company as an out-of-pocket expense. If FTI is unable to purchase such coverage, then it shall have the right to terminate this Engagement Contract upon notice to the Company. The provisions of this section 7 are in the nature of contractual obligations and no change in the Company's charter, bylaws or other organizational documents or policies shall affect any of Michael Buenzow's rights hereunder. The obligations of the parties as reflected herein shall survive the termination of the Engagement.

     The parties intend that an independent contractor relationship will be created by this Engagement Contract. As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and

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     paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of FTI's employees serving as Interim Officers of the Company will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to Michael Buenzow).

8.   WAIVER OF JURY TRIAL/DISPUTE RESOLUTION

     The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the Engagement of FTI by the Company or any services rendered pursuant to such Engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and FTI and shall be subject to no exceptions.

9.   TERM OF ENGAGEMENT

     This Engagement Contract shall be effective as of the date hereof and shall continue in effect until termination or completion of our Engagement hereunder. It is contemplated that the Services hereunder will be performed indefinitely until the identification and retention by the Company of a new Chief Executive Officer. The Company may terminate this Engagement Contract and our Engagement at any time upon the giving of written notice to us. FTI may terminate this Engagement Contract and our Engagement at any time upon the giving of at least thirty (30) days prior written notice to you. Either you or we may terminate this Engagement Contract and our Engagement immediately upon a material breach of this Engagement Contract by the other party by the giving of written notice to the breaching party. Termination shall not affect our right to receive payment for services performed, reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this Engagement Contract) or the Company's obligations under section 7 herein or our obligations under the Confidentiality Agreement.

     If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this Engagement Contract, as the case may require, and this Engagement Contract shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

     This Engagement Contract, the Confidentiality Agreement and each related confidentiality agreement that any Temporary Employee may execute constitute the

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     entire understanding between the parties with respect to the subject matter and supersede all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this Engagement Contract shall be in writing and executed by each of the parties hereto.

10.  NOTICE

     All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of FTI's General Counsel, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or via nationally recognized overnight delivery service. Any notice shall be deemed to be given only upon actual receipt.

11.  CONTINUATION OF TERMS

     The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.

     To the extent of any conflict between the terms of this letter agreement and the FTI Consulting, Inc. Standard Terms and Conditions attached hereto, the terms of this letter agreement shall be controlling.

12.  CITATION OF ENGAGEMENT

     Notwithstanding anything to the contrary contained herein, after the Engagement of FTI becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by FTI, at its own expense, in financial and other newspapers or otherwise, with the Company's prior written approval, which the Company may not unreasonably withhold.

                                   ----------

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We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Michael Buenzow at 312-252-9333.

Very truly yours,

FTI CONSULTING, INC.


By: /s/ Michael Buenzow
    ---------------------------------
    Michael Buenzow
    Senior Managing Director

Date: July 5, 2007


Agreed by:

WCI STEEL, INC.


By: /s/ Timothy J. Bernlohr
    ---------------------------------
    Timothy J. Bernlohr
    Director

Date: July 6, 2007

                                               (FTI PALLADIUM PARTNERS(TM) LOGO)
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                              FTI CONSULTING, INC.

                          STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement dated July 2, 2007. The engagement letter and the Standard Terms and Conditions (collectively the "Engagement Contract") form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.   REPORTS AND ADVICE

1.1 USE AND PURPOSE OF ADVICE AND REPORTS - Any advice given or report issued by us is provided solely for the use and benefit of you and the Company and only in connection with the purpose in respect of which the Services are provided. Unless required by law, neither you nor the Company shall provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.   INFORMATION AND ASSISTANCE

2.1 PROVISION OF INFORMATION AND ASSISTANCE - Our performance of the Services is dependent upon you and the Company providing us with such information and assistance as we may reasonably require from time to time.

2.2 PUNCTUAL AND ACCURATE INFORMATION - You and Company personnel shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is intended. You and the Company shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3 NO ASSURANCE ON FINANCIAL DATA - While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity

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     for supporting investigations in the time period. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4 PROSPECTIVE FINANCIAL INFORMATION - In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.   ADDITIONAL SERVICES

3.1 RESPONSIBILITY FOR OTHER PARTIES - The Company shall be solely responsible for the work and fees of any other party engaged by you or the Company to provide services in connection with the engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you or the Company, other than our agents or independent contractors engaged to provide Services, without your or the Company's written authorization.

4.   CONFIDENTIALITY

4.1 RESTRICTIONS ON CONFIDENTIAL INFORMATION - All parties to this Engagement Contract agree that any confidential information received from the other parties shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, no party will disclose other contracting party's confidential information to any third party without such party's prior written consent. Confidential information shall not include information that:

     4.1.1 is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

     4.1.2 is acquired from a third party who, to the recipient party's knowledge, owes no obligation of confidentiality in respect of the information; or

     4.1.3 is or has been independently developed by the recipient as can be reasonably substantiated by tangible evidence.

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4.2  DISCLOSING CONFIDENTIAL INFORMATION - Notwithstanding Clause 1.1 or 4.1
     above, all parties will be entitled to disclose confidential information to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days' notice in writing is first given to the other parties. The disclosing party will use commercially reasonable efforts to obtain a protective order. The Company will reimburse all reasonable fees and expenses incurred in connection with any attempt to obtain the issuance of such protective orders. The Company will be entitled to intervene in, and control, any attempt to obtain the issuance of such protective orders.

4.3 INTERNAL QUALITY REVIEWS - Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews.

4.4 MAINTENANCE OF WORKPAPERS - Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies.

5.   TERMINATION

5.1 TERMINATION OF ENGAGEMENT WITH NOTICE - All parties (the Company and FTI) may terminate the Engagement Contract for whatever reason upon written notice to the other party. Upon receipt of such notice, we will stop all work immediately. Regardless of the terminating party, the Company will be responsible for all fees and expenses incurred by us through the date termination notice is received

5.2 CONTINUATION OF TERMS - The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 4 and 7 of the Engagement Contract, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.   LIABILITY LIMITATION; WAIVER OF JURY TRIAL

6.1 LIMITATION OF LIABILITY - The Company agrees that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the bad faith, self dealing, gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person or the Company be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

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6.2  WAIVER OF JURY TRIAL -TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND
     EXPENSE, THE COMPANY AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

7. GOVERNING LAW AND JURISDICTION-The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. The United States District Court for the Southern District of New York and the appropriate Courts of the State of New York sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

CONFIRMATION OF STANDARD TERMS AND CONDITIONS

We agree to engage FTI Consulting, Inc. upon the terms set forth in these Standard Terms and Conditions as outlined above.

WCI Steel, Inc.


By: /s/ Timothy J. Bernlohr             Date: July 6, 2007
    ---------------------------------
    Timothy J. Bernlohr
    Director

                                               (FTI PALLADIUM PARTNERS(TM) LOGO)
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